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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Roberts Realty Investors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350

September 6, 2011

Dear Shareholders:

I cordially invite you to attend our annual meeting of shareholders of Roberts Realty Investors, Inc. at 10:00 a.m. EDT on Thursday, September 29, 2011, at the Crowne Plaza Ravinia located at 4355 Ashford Dunwoody Road, Atlanta, Georgia. Enclosed are the Notice of Annual Meeting of Shareholders and Proxy Statement, which contain information regarding the election of a director and the ratification of the appointment of our independent registered public accounting firm for 2011. A copy of our 2010 annual report with our Form 10-K is also enclosed.

As we announced on June 30, 2011, we have retained Sandler O'Neill + Partners, L.P., a New York investment banking firm, to explore potential strategic alternatives for our company. These alternatives could include a sale, merger, joint venture, or other business combination. We are now exploring all these alternatives and are working towards accomplishing a beneficial outcome for our shareholders. Due to this current process, we do not anticipate having an extensive question and answer session with our shareholders after the formal part of the meeting has concluded as we have done in past years. Depending on the results of this process, we may call a special shareholders meeting later this year to obtain a shareholder vote concerning a possible transaction. If we do hold such a special shareholders meeting, we will then follow our tradition of providing our shareholders with ample opportunity to ask questions and receive answers at that meeting.

Regardless of whether or not you plan to attend our annual meeting, I would appreciate your taking the time to complete, sign, and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for your convenience. If you hold your shares in "street name," please note that banks, brokers, and other nominees do not have the authority to vote your shares for the election of directors without instructions from you. Accordingly, please provide voting instructions to your bank, broker, and other nominee, so that your shares may be voted in the election of a director.

Your vote is important and I appreciate the time and consideration that I am sure you will give it.

Sincerely,

/s/ Charles S. Roberts

Charles S. Roberts
President and Chief Executive Officer

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Atlanta, Georgia 30350

September 6, 2011

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 29, 2011

The annual meeting of shareholders of Roberts Realty Investors, Inc. will be held on Thursday, September 29, 2011, at 10:00 a.m. EDT, at the Crowne Plaza Ravinia located at 4355 Ashford Dunwoody Road, Atlanta, Georgia, for the following purposes:

  (1)
  to elect one director to serve a three-year term;

  (2)
  to ratify the appointment of Reznick Group, P.C. as our independent registered public accounting firm for 2011; and

  (3)
  to transact any other business that properly comes before the meeting or any adjournment of it.

The directors set the close of business on August 31, 2011 as the record date to determine the shareholders who are entitled to vote at the annual meeting.

Under rules of the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet.

If you do not expect to attend the meeting in person, please mark, sign, and date the enclosed proxy card and return it in the accompanying postage-paid envelope.

/s/ Charles R. Elliott

Charles R. Elliott
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 29, 2011.
This Proxy Statement and a copy of our 2010 Annual Report to Shareholders are also available online at http://robertsrealtyinvestors2011.investorroom.com.

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS
OF ROBERTS REALTY INVESTORS, INC.
TO BE HELD ON SEPTEMBER 29, 2011

VOTING PROCEDURES

Who is asking for your vote?

              The board of directors of Roberts Realty is soliciting the proxy for use at the annual meeting on September 29, 2011. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of the annual meeting.

What items will be voted on at the annual meeting?

              Two matters are scheduled for a vote:

  •
  the election of one director to serve a three-year term; and
  •
  the ratification of the appointment of Reznick Group, P.C. ("Reznick") as our independent registered public accounting firm for 2011.

As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the annual meeting. As a smaller reporting company under applicable SEC rules, we are not yet required to conduct shareholder votes on "say-on-pay" and "frequency-of-say-on-pay."

How do your directors recommend that you vote?

              The directors recommend that you vote:

  •
  FOR the election of the nominee for director to serve a three-year term; and
  •
  FOR the ratification of the appointment of Reznick as our independent registered public accounting firm for 2011.

Who is eligible to vote?

              Shareholders of record at the close of business on August 31, 2011 are entitled to be present and to vote at the annual meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about September 6, 2011.

What are the rules for voting?

              As of the record date, we had 10,357,831 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of common stock vote as a single class.

              You may vote:

  •
  By mail – by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope. If you receive more than one proxy card, it means that you have multiple accounts at our transfer agent or with your stockbrokers. Please sign and return all proxy cards to be sure that all your shares are voted.

  •
  In person at the meeting.  We will pass out written ballots to any shareholder of record who wants to vote at the meeting. If you hold your shares through a brokerage account, however, you may not vote at the meeting by ballot. Instead, you must request a legal proxy from your stockbroker to vote at the meeting.

              Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors have recommended. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

              As of the date of this proxy statement, we are not aware of any other matters to be presented or considered at the meeting, but your shares will be voted at the directors' discretion on any of the following matters:

  •
  Any matter about which we did not receive written notice a reasonable time before we mailed these proxy materials to our shareholders.
  •
  The election of any person as a director in lieu of any person nominated if the nominee is unable to serve or for good cause will not serve. We do not contemplate that our nominee will be unable to serve.
  •
  Matters incident to the conduct of the meeting.

              A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes "for" or "against" and all votes to "withhold authority" will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. If a quorum is present, abstentions will have no effect on the voting for directors.

              If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote, and you are also invited to attend the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use to direct the broker or nominee how to vote your shares. The voting instruction card may provide various alternative voting methods, such as via the Internet, by telephone, or by mail.

              If you hold your shares in street name, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers' unvoted shares on certain "routine" matters, including ratification of the appointment of the independent registered public accounting firm. When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. At our annual meeting, these shares will be counted as voted by the brokerage firm in the ratification of the appointment of our independent registered public accounting firm, but they will not be counted for any other matter, which would not be considered "routine" under the applicable rules. If a brokerage firm indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as "broker non-votes." Shares represented by broker non-votes will be counted in determining whether there is a quorum.

              If you hold your shares in street name, please note that banks, brokers, and other nominees do not have the authority to vote your shares for the election of directors without instructions from you. Accordingly, please provide voting instructions to your bank, broker, or other nominee, so that your shares may be voted in the election of a director.

              Directors are elected by plurality. The proxies given for the annual meeting may not be voted for more than one director. Shareholders do not have cumulative voting rights or dissenters' rights. For any other matter coming before the meeting, including Proposal No. 2 (the ratification of the appointment of Reznick as our independent registered public accounting firm for 2011), the matter will be deemed to be approved if the votes cast in favor of the action exceed the votes cast opposing the action.

              If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy card, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

  •
  signing, dating, and returning another proxy card with a later date;
  •
  voting in person at the meeting; or
  •
  giving written notice to our corporate Secretary, Mr. Charles R. Elliott.

If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.

How will we solicit proxies, and who will pay for the cost of the solicitation?

              We will solicit proxies principally by mailing these proxy materials to our shareholders, but our directors, officers, and employees may also solicit proxies by telephone or in person. We will pay all of the costs of soliciting proxies, which primarily include the costs of preparing, photocopying, and mailing these proxy materials.

How can a shareholder propose business to be brought before next year's annual meeting?

              We must receive any shareholder proposals intended to be presented at our 2012 annual meeting of shareholders on or before June 1, 2012 for a proposal to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. We must receive any shareholder proposals intended to be presented from the floor at our 2012 annual meeting of shareholders not less than 60 days before the meeting, except that if we give less than 40 days notice or prior public disclosure of the date of the meeting, we must receive the proposal not later than the close of business on the 10th day following the day on which we mail notice of the date of the meeting or publicly disclose the date.

Directions to the Annual Meeting of Shareholders

              The annual meeting of shareholders will be held on Thursday, September 29, 2011, at 10:00 a.m. EDT, at the Crowne Plaza Ravinia located at 4355 Ashford Dunwoody Road, Atlanta, Georgia. The hotel is located just north of the intersection of Ashford Dunwoody Road and I-285. From that intersection, proceed north on Ashford Dunwoody Road to the first traffic light. Turn right on Ravinia Drive, then immediately turn left into the hotel's parking facility. From Dunwoody to the north of the hotel, proceed south on Ashford Dunwoody Road past Perimeter Mall, turn left on Ravinia Drive, then immediately turn left into the hotel's parking facility.

PROPOSAL 1 – ELECTION OF DIRECTOR

Nominee for Election as Director

              This section gives information about the nominee for election as a director of Roberts Realty: Mr. Wm. Jarell Jones, who is currently a director of Roberts Realty. Our Nominating and Governance Committee has recommended that Mr. Jones be reelected to the board for a term expiring at the 2014 annual meeting of shareholders at which a successor shall be elected and shall qualify.

The board of directors recommends a vote FOR the nominee.

              Our articles of incorporation require the board of directors to be divided into three classes as nearly equal in number as possible, and we have three other directors. The terms of office of Mr. Charles S. Roberts and Mr. Charles R. Elliott expire at the annual meeting in 2012, and the term of office of Mr. John L. Davis expires at the annual meeting in 2013. We currently have one vacancy on our board of directors due to the resignation of Mr. Ben A. Spalding. Based on a recommendation of the Nominating and Governance Committee, the board has decided not to fill this existing director vacancy at this time, pending the outcome of a possible transaction.

Biographical Information for Nominee for Director

              If elected, Mr. Jones will serve for his three-year term and until his successor is elected and qualified. Mr. Jones has agreed to serve as a director if elected.

              Wm. Jarell Jones, age 63, a director since October 1994, is an attorney and certified public accountant. He earned his CPA certificate in November 1973 and was admitted to the Georgia bar in November 1979. He has practiced law in Georgia with an office in Atlanta until 1990, with an office in Statesboro from 1990 through 2007, and with an office on St. Simons Island from 2002 until the present. Mr. Jones maintained his own law firm, Wm. Jarell Jones, P.C., from 1993 until July 2011, when he co-founded Jones Turner Law Offices, LLP, which has offices in Nashville, Tennessee; Atlanta, Georgia; and St. Simons Island, Georgia. Mr. Jones is currently dividing his time between the Atlanta and St. Simons Island offices. In 1976, he formed the public accounting firm of Jones and Kolb, CPAs in Atlanta, Georgia and served as Senior Tax Partner and Co-Managing Partner until December 1988. Mr. Jones was formerly a Director for six years and the Chairman for two years of the Downtown Statesboro Development Authority. Mr. Jones is the President and sole shareholder of Palmetto Realty Company, a real estate development and brokerage company that had been involved in the development of single-family residential lots in coastal South Carolina and Georgia. Mr. Jones personally guaranteed the loans for some of these developments. As a result of the collapse of the residential real estate market in these areas over the past four years, Mr. Jones personally filed a bankruptcy petition under Chapter 11 of the United States Bankruptcy Code on September 2, 2010 in the United States Bankruptcy Court for the Southern District of Georgia.

              Our Nominating and Governance Committee has concluded that Mr. Jones should serve as a director because of his legal and accounting expertise and his service as chairman of two committees of the board of directors, including the Audit Committee. The committee also took into account that Mr. Jones is "independent" under SEC Rule 10A-3 and under Section 803A of the NYSE Amex Equities exchange listing standards and is an "audit committee financial expert."

Biographical Information for Continuing Directors

              Charles S. Roberts, age 65, has served as our Chairman of the Board, Chief Executive Officer, and President since he founded the company in 1994. Mr. Roberts owns, directly or indirectly, all of the outstanding stock of, and is the president and sole director of, each of Roberts Properties, Inc. and Roberts Properties Construction, Inc.

              In 1970, Mr. Roberts established Roberts Properties, Inc. to develop, construct, and manage multifamily residential communities. Mr. Roberts and Roberts Properties have won numerous local, regional, and national awards for the development of these communities. Mr. Roberts has been a national speaker on the topic of developing upscale multifamily housing and has been recognized as a leader in this industry. Roberts Properties Management, Inc. has been recognized as the Property Management Company of the Year by the National Association of Home Builders. On a regional level, Roberts Properties has been awarded eight times the prestigious Southeast Builders Conference Aurora Award for the best rental apartment community. On a national level, Roberts Properties was twice awarded the prestigious Pillars of the Industry Award from the National Association of Home Builders for the best upscale apartments and was also awarded the coveted Golden Aurora Award for best overall development in the Southeast.

              Mr. Roberts served as chairman of the board of directors of Big Trees Forest Preserve, a 30-acre urban forest in Sandy Springs, Georgia dedicated to conservation, preservation, and education, from 2006 to 2009. During this period, he personally donated over $100,000 to the Preserve in support of its mission.

              As a result of his experience in design, development, and construction, coupled with his knowledge of architectural history, Mr. Roberts was appointed by the Town Council as a commissioner to the Landmarks Preservation Commission of the historic Town of Palm Beach, Florida. He served as a Landmarks Preservation Commissioner from 2007 through 2010, when he resigned.

              Mr. Roberts has worked with numerous charitable organizations and has participated in a wide variety of philanthropic endeavors. He has been actively involved with the Cystic Fibrosis Foundation for more than 20 years and served as Auction Chairman of the 2008 Sixty-Five Roses Ball, which raised more than $500,000. Mr. Roberts has also been a strong sponsor of the Unicorn Children's Foundation, which has raised more than $150,000 from his donations in kind. Mr. Roberts was a founding sponsor of the Fulton County "Beat the Odds" program, which provided college scholarships and other assistance to Fulton County high school students who triumphed over life's hardships to excel both academically and personally. As a lifelong supporter of the YMCA, Mr. Roberts donated $75,000 for the construction of an Aerobics Center at the Alpharetta, Georgia YMCA.

              Our Nominating and Governance Committee has concluded that Mr. Roberts should serve as a director because he is our founder and largest shareholder, he has served as our Chairman of the Board, Chief Executive Officer, and President since 1994, and he has more than 40 years of experience in real estate development, construction, and management, particularly with respect to multifamily communities.

              Charles R. Elliott, age 58, served as a director from October 1994 to February 1995 and became a director again in 2000. Effective May 31, 2006, Mr. Elliott again became our Chief Financial Officer, Secretary, and Treasurer. Previously, he was our Secretary and Treasurer from our inception until July 15, 2002, and our Chief Financial Officer from April 1995 until July 15, 2002, when he became our Senior Vice President – Real Estate. He left Roberts Realty as a full-time employee on August 30, 2002 and returned on a full-time basis from February 17, 2003 to September 30, 2003 as our Chief Operating Officer. Mr. Elliott joined Roberts Properties in August 1993 as Chief Financial Officer and served in that role until April 1995, when he joined Roberts Realty as our Chief Financial Officer. He worked for Hunneman Real Estate Corporation in Boston, Massachusetts from 1979 to 1993. He holds an undergraduate degree in Accounting and a master's degree in Finance.

              Our Nominating and Governance Committee has concluded that Mr. Elliott should serve as a director because of his experience in serving as our Chief Financial Officer for much of our existence and his expertise in real estate finance, acquisitions, and dispositions, which we believe will continue to be particularly valuable to us in the current economic climate.

              John L. Davis, age 46, a director since November 2008, is the President of Bravo Realty Consulting, Inc., a company that he formed in 2007 to provide consulting services for small and middle market real estate companies looking for debt and equity. Mr. Davis has more than 20 years of experience in the commercial banking industry. From May 2005 to November 2007, he served as a Senior Director of Wrightwood Capital, a structured debt and equity provider. Prior to 2005, he was a Senior Vice President with Compass Bank for 10 years. Before he joined Compass Bank, he was a banker for seven years with Hibernia Bank in New Orleans. During his tenure with Compass Bank, Mr. Davis was our relationship manager and was involved in all facets of our business relationship with Compass Bank. Mr. Davis is also a principal in several entities that own and operate various healthcare businesses, primarily skilled nursing facilities and geriatric-psychiatric hospitals.

              Our Nominating and Governance Committee has concluded that Mr. Davis should serve as a director because he has extensive banking experience, particularly as a real estate lender. This experience is particularly valuable to us as we seek to extend our current financing and obtain new financing to construct new multifamily communities. The committee also values his extensive business experience and his substantial knowledge about our business and properties. The committee also took into account that he is "independent" under SEC Rule 10A-3 and under Section 803A of the NYSE Amex Equities exchange listing standards and that his financial expertise qualifies him to serve on our Audit Committee.

Biographical Information for Executive Officers

              Our executive officers are Charles S. Roberts, our Chairman of the Board, Chief Executive Officer, and President; and Charles R. Elliott, our Chief Financial Officer, Secretary, and Treasurer. Because each of Mr. Roberts and Mr. Elliott is a director, we have provided biographical information for them above.

Security Ownership of Certain Beneficial Owners and Management

              The table on the following page describes the beneficial ownership of shares of our common stock as of August 31, 2011 for:

  •
  each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;
  •
  each director and our named executive officers; and
  •
  our directors and executive officers as a group.

              Except as noted in the footnotes, each person named in the following table directly owns all shares and units of partnership interest in Roberts Properties Residential, L.P., our operating partnership, and has sole voting and investment power. Mr. Roberts, the only person known by us to beneficially own more than 5% of our common stock, has an address in care of our principal office. The Number of Shares Beneficially Owned column in the table includes the shares owned by the persons named but does not include shares they may acquire by exchanging units for shares of common stock as explained in the following paragraphs. The Number of Shares Underlying Units Beneficially Owned column in the table reflects all shares that each person has the right to acquire by exchanging units for shares, subject to the limitations described in the following paragraphs. In the case of persons who own shares and units (and all directors and executive officers as a group), the percentages in the Percent of Class column are not equal to the number of shares then owned by the person divided by the number of outstanding shares. Instead, under SEC rules, the shares that the person or group can acquire in exchange for units are deemed to be outstanding and to be beneficially owned by the person or group holding those units when calculating the percentage ownership of that person or group, although shares that other persons can acquire in exchange for units are not treated as outstanding for purposes of that calculation.

              Unitholders generally have the right to require the operating partnership to redeem their units. To preserve our qualification as a real estate investment trust, our articles of incorporation limit beneficial ownership by Mr. Roberts to 35% of the outstanding shares. Accordingly, Mr. Roberts cannot redeem units for shares if upon their redemption he would hold more than 35% of our outstanding shares.

              Any unitholder who submits units for redemption will receive, at our election, either: (a) a number of shares equal to the number of units submitted for redemption multiplied by the applicable conversion factor, which is currently 1.647 shares for each unit submitted for redemption, or (b) cash equal to the average of the daily market prices of the common stock for the 10 consecutive trading days before the date of submission multiplied by the number of units submitted. Our policy is to issue shares in exchange for units submitted for redemption.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Number of Shares Underlying Units Beneficially Owned		Total	Percent of Class (1)
Charles S. Roberts	3,228,504		1,166,920	(2)	4,395,424	38.14%
John L. Davis	27,852		0		27,852	*
Wm. Jarell Jones	53,130	(3)	0		53,130	*
Charles R. Elliott	46,200		0		46,200	*
All directors and executive officers as a group: (4 persons) (3)	3,355,686		1,166,920		4,522,606	39.24%

* Less than 1%.

(1)
The total number of shares outstanding used in calculating this percentage is 10,357,831, the number of shares outstanding as of August 31, 2011.
(2)
Reflects Mr. Roberts' beneficial ownership of 708,512 units, each of which is exchangeable for 1.647 shares of our common stock.
(3)
Includes 3,332 shares owned by Mr. Jones' wife, to which Mr. Jones disclaims beneficial ownership.

CORPORATE GOVERNANCE

Introduction

              The directors meet to review our operations and discuss our business plans and strategies for the future. The board of directors met 14 times in 2010. During 2010, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by the committees of the board on which he served. Our policy is that all directors attend the annual meeting of shareholders. All of our directors attended the 2010 annual meeting.

              The board has determined that each of Mr. Davis and Mr. Jones is "independent" for purposes of Section 803A of the NYSE Amex Equities exchange listing standards.

Committees of the Board of Directors

              The board of directors has established an Audit Committee, a Nominating and Governance Committee, and a Compensation Committee. Copies of the charters for these committees were attached as appendices to the proxy statement for our 2010 annual meeting of shareholders. We do not currently have a website.

              Audit Committee.    Our Audit Committee is composed of Mr. Jones, its Chairman, and Mr. Davis. The Audit Committee was established for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements, and its functions are described in the Report of the Audit Committee below. The board has determined that Mr. Jones is an "audit committee financial expert" and that each member of the Committee is "independent" under the SEC's Rule 10A-3 and under Section 803A of the NYSE Amex Equities exchange listing standards. The full Audit Committee met six times in 2010, and the members of the committee reviewed our quarterly reports on Form 10-Q with management and our independent auditors.

              Nominating and Governance Committee.    This committee is responsible for the oversight of the composition of the board and its committees, and identification and recommendation of individuals to become board members. Our Nominating and Governance Committee is composed of Mr. Jones, its Chairman, and Mr. Davis. The board has determined that each member of the Nominating and Governance Committee is "independent" under Section 803A of the NYSE Amex Equities exchange listing standards. The Nominating and Governance Committee met once in 2010. Any shareholder interested in nominating a director should review the material described under "Nominations of Directors" below.

              Compensation Committee.    This committee oversees our management of some of our human resources activities, including determining compensation for executive officers and administering our employee benefit plans. Our Compensation Committee is composed of Mr. Davis, its Chairman, and Mr. Jones. The board has determined that each member of the Compensation Committee is "independent" under Section 803A of the NYSE Amex Equities exchange listing standards. The Compensation Committee met twice in 2010.

              Under the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan, our Compensation Committee has the authority to delegate to a committee of one or more members of the board who are not "outside directors" (as provided in Section 162(m) of the Internal Revenue Code) the authority to grant awards of restricted stock to eligible persons who are either (1) not then "covered employees" within the meaning of Section 162(m) and are not expected to be "covered employees" at the time of recognition of income resulting from the award, or (2) not persons with respect to whom we wish to comply with Section 162(m). The Compensation Committee also has the authority to delegate to a committee of one or more members of the board who are not "non-employee directors" (as provided in Rule 16b-3 under the

Securities Exchange Act of 1934) the authority to grant awards of restricted stock to eligible persons who are not then subject to Section 16 of the Securities Exchange Act of 1934. Acting under this authority, the Compensation Committee has delegated to Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer, and President, as a one-member committee, the authority to grant awards of restricted stock to eligible persons who fit within any of the categories described above. Given that executive officers or directors are not eligible persons, Mr. Roberts may not grant restricted stock to executive officers or directors.

              Before the Compensation Committee determines the compensation of the executive officers each year, Mr. Roberts meets with the members of the committee to express his opinion regarding his own compensation and that of our other executive officers. The Compensation Committee then determines the compensation of our executive officers in a private meeting in which no executive officer participates.

              We have not in the past and do not presently intend to retain a compensation consultant, although the Compensation Committee has the authority to retain legal, accounting and other advisors as it determines necessary to carry out its functions, without deliberation or approval by the board or management.

Board Leadership Structure

              The board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board because the board believes it is in the best interests of the company to make that determination based on the position and direction of the company and the membership of the board. The board has determined that having Mr. Roberts, our Chief Executive Officer, serve as Chairman of the board is in the best interest of our shareholders at this time because this structure makes the best use of Mr. Roberts' extensive knowledge of the company and his more than 40 years of experience in real estate development, construction, and management, particularly with respect to multifamily communities.

Board's Role in Risk Oversight

              The board provides oversight of our risk management processes. Management identifies and prioritizes material risks, and each prioritized risk is referred to a board committee or the full board for oversight. For example, financial risks are referred to the Audit Committee. The board regularly reviews information regarding our properties, loans, operations, and liquidity and capital resources. The board informally reviews the risks associated with these items at each board meeting.

              Our compensation program for our two executive officers is composed of (a) a cash salary for Mr. Roberts and an agreed-upon hourly rate for Mr. Elliott; and (b) bonuses that may be paid from time to time in the sole discretion of the Compensation Committee for current or long-term performance. We have not issued any shares of restricted stock to an executive officer under the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan since February 2007, and we have never issued any shares of restricted stock to Mr. Roberts. Taking the foregoing into account, the Compensation Committee and the full board have reviewed our compensation program and have concluded that it does not encourage excessive risk-taking.

Report of the Audit Committee

              Our Audit Committee operates under a written charter adopted by the board. Our Audit Committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and financial statements of our subsidiaries and discussing them with management and the independent auditors, reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures, and providing oversight of legal and regulatory compliance and ethics programs. The Audit Committee communicates regularly with our management, including our Chief Financial Officer, and with our auditors. The Audit Committee is also responsible for conducting an appropriate review of and pre-approving all related person transactions in accordance with the NYSE Amex Equities exchange listing standards, and evaluating the effectiveness of the Audit Committee charter at least annually.

              To comply with the Sarbanes-Oxley Act of 2002, the Audit Committee adopted a policy that pre-approves specified audit and tax-related services to be provided by our independent auditors. The policy forbids our independent auditors from providing the services enumerated in Section 201(a) of the Sarbanes-Oxley Act.

              In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews our quarterly and annual reporting on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.

              The Audit Committee has discussed with Reznick Group, P.C., our independent registered public accounting firm, the matters required by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence from the company and our management. The Audit Committee reported its findings to our board of directors.

              Based on the reviews and discussions described above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC. A copy of our Annual Report on Form 10-K is part of the annual report to shareholders enclosed with these proxy materials.

              The Audit Committee's report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.

Wm. Jarell Jones, Chairman
John L. Davis

Nominations of Directors

              The responsibilities of the Nominating and Governance Committee include evaluating and recommending to the full board of directors the director nominee or nominees to stand for election at our annual meetings of shareholders. Although the Committee is authorized to retain search firms and to compensate them for their services, it has not elected to do so to date.

              The Nominating and Governance Committee examines each director nominee on a case-by-case basis regardless of who recommends the nominee. In considering whether to recommend any particular candidate for inclusion in the board's slate of recommended director nominees, the Committee considers the following criteria, among others: the candidate's availability, insight, practical wisdom, professional and personal ethics and values consistent with longstanding company values and standards; experience at the policy-making level in business, real estate or other areas of endeavor specified by the board; commitment to enhancing shareholder value; and ability and desire to represent the interests of all shareholders. The Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any prospective nominee. Although we have no policy regarding diversity, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge, and abilities that will allow the board of directors to fulfill its responsibilities.

              In addition to the qualification criteria above, the Nominating and Governance Committee also takes into account whether a potential director nominee qualifies as an "audit committee financial expert" as that term is defined by the SEC, and whether the potential director nominee would qualify as an "independent" director under the listing standards of the NYSE Amex Equities exchange.

              The Nominating and Governance Committee evaluated our board's nominee, Mr. Jones, in light of the above criteria and recommended to the board that Mr. Jones be nominated for reelection as a director at the 2011 annual meeting. Our board approved that recommendation.

              The Nominating and Governance Committee will consider persons recommended by shareholders to become nominees for election as directors, provided that those recommendations are submitted in writing to our Corporate Secretary specifying the nominee's name and qualifications for board membership. For a shareholder to nominate a director candidate, the shareholder must comply with the advance notice provisions and other requirements of Section 8 of Article I of our bylaws.

              We urge any shareholder who intends to recommend a director candidate to the Nominating and Governance Committee for consideration to review thoroughly our Nominating and Governance Committee Charter and Section 8 of Article I of our bylaws. A copy of our bylaws is available on written request to Chief Financial Officer, Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350.

Communications with the Board of Directors

              The board of directors has established a process for shareholders to send communications to the board of directors. Shareholders may communicate with the board as a group or individually by writing to: The Board of Directors of Roberts Realty Investors, Inc. c/o Chief Financial Officer, Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350. The Chief Financial Officer may require reasonable evidence that a communication or other submission is made by a Roberts Realty shareholder before transmitting the communication to the board or a board member. On a periodic basis, the Chief Financial Officer will compile and forward all shareholder communications submitted to the board or the individual directors.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation of Executive Officers

              Our executive officers are Charles S. Roberts, our Chairman of the Board, Chief Executive Officer, and President, and Charles R. Elliott, our Chief Financial Officer, Secretary and Treasurer. Biographical information for Mr. Roberts and Mr. Elliott is included above in the section entitled Proposal 1 – Election of Director. Under applicable SEC rules, Mr. Roberts and Mr. Elliott are our "named executive officers." Neither of our executive officers has an employment agreement.

Summary Compensation Table for 2010 and 2009

Name and Principal Position	Year	Salary ($)		Bonus ($)		Total ($)

Charles S. Roberts,	2010	225,000	(1)	240,000	(2)	465,000
Chief Executive Officer,	2009	225,000	(1)	–		225,000
President, and Chairman
of the Board
Charles R. Elliott,	2010	18,805	(3)	–		18,805
Chief Financial Officer,	2009	49,990	(3)	–		49,990
Secretary, and Treasurer

(1)
We do not compensate Mr. Roberts for his service as a director.

(2)
On December 20, 2010, the Compensation Committee of our board of directors approved the payment of a $115,000 bonus to Mr. Roberts for the specific achievements accomplished in 2009 and a $125,000 bonus for the achievements accomplished in 2010. The Compensation Committee took into account Mr. Roberts' efforts in leading (a) our renewals and extensions of various maturing loans in the total amount of $17.4 million in a volatile credit environment and a deteriorating real estate market and (b) our sale of a retail center and a land parcel for the $12.0 million of debt secured by those properties. The Compensation Committee also considered that Mr. Roberts has not received an increase in his annual salary since January 2007, and that we have never provided him with any employee benefits such as medical and life insurance, retirement plan contributions, deferred compensation, vacations, or holidays. Mr. Roberts also does not receive any auto allowance or reimbursement for mileage.

(3)
We pay Mr. Elliott $70 per hour for his service as our Chief Financial Officer, Secretary, and Treasurer. Mr. Elliott receives no employee benefits, such as medical and life insurance, retirement plan contributions, deferred compensation, vacation or holidays, and we pay him only for the actual number of hours he works. In addition, Mr. Elliott received our standard director fees of $18,000 during each of 2010 and 2009, which amounts are included in the salary amounts shown in the table.

 Compensation of Directors

              The following table summarizes the compensation we paid to our non-employee directors in 2010.

Director Compensation for 2010

Name	Fees Earned or Paid in Cash ($)	Total ($)

John L. Davis (1)	18,000	18,000
Wm. Jarell Jones	30,000	30,000

(1)
Mr. Davis earned $24,000 for additional work he performed as a director in 2009 that we paid to him on January 29, 2010.

              During 2010, we paid our directors other than Mr. Roberts an annual fee of $18,000 for attendance, in person or by telephone, at meetings of the board of directors and its committees. We paid additional compensation of $1,000 per month to Mr. Jones for serving as the chairman of the Audit Committee, the Nominating and Governance Committee, and, during his tenure in that role, the Compensation Committee. In addition, we reimburse our directors for reasonable travel expenses and out-of-pocket expenses incurred in connection with their activities on our behalf. These reimbursements are not reflected in the table above.

Section 16(a) Beneficial Ownership Reporting Compliance

              Section 16(a) of the Securities Exchange Act of 1934 requires Roberts Realty's directors, executive officers, and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2010, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

              Roberts Realty conducts its business through Roberts Properties Residential, L.P., which we refer to as the operating partnership. Roberts Realty owns an 82.6% interest in the operating partnership as of August 31, 2011 and is its sole general partner. Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer, and President, owns all of the outstanding shares of both Roberts Properties, Inc. ("Roberts Properties") and Roberts Properties Construction, Inc. ("Roberts Construction"), which we refer to together as the Roberts Companies. As explained below, we have entered into transactions with the Roberts Companies and paid them to perform services for us.

              Under applicable SEC rules, this section of the proxy statement describes any transaction that has occurred since January 1, 2009, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which our officers, directors, and certain other "related persons" as defined in the SEC rules had or will have a direct or indirect material interest. Notes 3 and 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 provide further detail regarding some of the transactions described in this section. The table on the following page provides an overview of our transactions with the Roberts Companies.

Transactions with the Roberts Companies

              Overview.    We have paid fees to the Roberts Companies for various services and will continue to do so in the future. We have purchased properties from Roberts Properties, we have entered into a contract to sell a property to Roberts Properties, and we have retained the Roberts Companies for development services and construction services for some of our land parcels, as well as to renovate and reposition apartment communities that we have purchased. Roberts Realty, its predecessor limited partnerships, and other limited partnerships sponsored by Mr. Roberts have previously entered into agreements with Roberts Properties and Roberts Construction to provide these services for the following 23 apartment communities with a total of 4,648 units that were sold for a total sales price of $431,701,143. All of these communities were sold for a substantial profit.

Name of Community	Number of Units	Year Sold	Sales Price	Sales Price Per Unit
+ * Addison Place Townhomes (Phase I)	118	2008	$20,000,000	$169,492
+ * Addison Place Apartments (Phase II)	285	2008	40,000,000	140,351
+ * Ballantyne Place	319	2005	37,250,000	116,771
* St. Andrews at The Polo Club	200	2004	36,000,000	180,000
+ * Preston Oaks (Phase I)	189	2004	23,762,500	125,728
+ * Preston Oaks (Phase II)	24	2004	3,017,500	125,728
+ * Bradford Creek	180	2004	18,070,000	100,389
+ * Veranda Chase	250	2004	23,250,000	93,000
+ * Plantation Trace (Phase I)	182	2004	16,866,400	92,673
+ * Plantation Trace Townhomes (Phase II)	50	2004	4,633,600	92,673
+ * River Oaks	216	2004	20,000,000	92,593
+ * Highland Park	188	2003	17,988,143	95,682
+ * Rosewood Plantation	152	2001	14,800,000	97,368
+ * Crestmark Club (Phase I)	248	2001	18,562,874	74,850
+ * Crestmark Club (Phase II)	86	2001	6,437,126	74,850
+ * Ivey Brook	146	2000	14,550,000	99,658
+ * Bentley Place	117	1999	8,273,000	70,709
* Windsong	232	1998	9,750,000	42,026
* Laurelwood	207	1997	10,601,000	51,213
+ Wynfield Trace	146	1995	10,865,000	74,418
+ Bridgewater	532	1995	39,535,000	74,314
+ Autumn Ridge	113	1995	7,750,000	68,584
+ Governor's Pointe	468	1986	29,739,000	63,545

Total	4,648		$431,701,143

+
The communities marked with a + were built on raw land that was purchased, zoned, and developed by the Roberts Companies.
*
The communities marked with an * were designed, developed, constructed, renovated, and managed by the Roberts Companies for Roberts Realty Investors, Inc.

              Sales Contract for the Sale of Northridge Land to Roberts Properties.    On June 30, 2011, we entered into a contract to sell our 11-acre Northridge property to Roberts Properties for $5,060,000 or $23,000 per apartment unit, plus the reimbursement of certain development and construction expenses (which we had previously paid) in the amount of $303,789, for a total cash sales price of $5,363,789 or $24,381 per apartment unit. Under the terms of the sales contract, Roberts Properties paid the operating partnership a $25,000 non-refundable earnest money deposit to be applied towards the purchase price due at closing. The closing is scheduled to occur on or before October 31, 2011, provided that Roberts Properties has the option to extend the closing date by 30 days to November 30, 2011 by paying an additional $100,000 non-refundable earnest money deposit to be applied towards the purchase price due at closing. Roberts Properties expects to purchase the property through a newly formed joint venture. The closing of the sale is subject to the joint venture raising the equity and debt for the specific purpose of funding the purchase of the property and constructing a multifamily community.

              Lease of Office Space in Northridge Office Building.    We own a three-story, 37,864 square foot building on Northridge Parkway in Sandy Springs, Georgia that serves as our corporate headquarters. We occupy a portion of the third floor in the building, and we leased the remaining space on that floor to the Roberts Companies at a rate of $20.00 per rentable square foot under leases that extended through December 31, 2009. We recognized total rental income from the Roberts Companies of $143,800 for the year ended December 31, 2009.

              Effective as of January 1, 2010, we renewed our leases with the Roberts Companies. Under the renewed leases, Roberts Properties leases 4,431 rentable square feet, and Roberts Construction leases 1,920 rentable square feet. Both leases were for a one-year term with a rental rate of $18.53 per rentable square foot. The effective rental rate was consistent with an October 2009 lease agreement between us and an unrelated third party at the Northridge office building. We recognized total rental income from Roberts Properties and Roberts Construction of $96,342 for the year ended December 31, 2010.

              Effective as of January 1, 2011, we renewed our leases with the Roberts Companies for a one-year term with a new rental rate of $17.50 per rentable square foot. Each of the Roberts Companies has a one-year renewal option at the then prevailing market rate. Additionally, to facilitate a sale of the Northridge office building, each of the Roberts Companies has agreed that if the Northridge office building is sold, that they will vacate the premises within six months or negotiate a new lease with the buyer.

              Restrictive Covenant on Peachtree Parkway Land.    We own a 25.1-acre parcel of undeveloped land in Gwinnett County. The land is zoned for 292 multifamily units and is located across Peachtree Parkway from the upscale Forum Shopping Center. In acquiring the Peachtree Parkway land parcel, we assumed and became bound by a restrictive covenant recorded in the Gwinnett County real estate records in favor of Roberts Properties and Roberts Construction that provides that if the then-owner of the property develops it for residential use, Roberts Construction, or any other entity designated by Mr. Roberts, will be engaged as the general contractor for the project on a cost plus basis and will be paid the cost of constructing the project plus 10% (5% profit and 5% overhead). (The restrictive covenant also provided that Roberts Properties, or any entity designated by Mr. Roberts, would be engaged as the development company for the project, but we have paid the development fees to Roberts Properties in full satisfaction of that part of the covenant.)

              These terms and conditions are consistent with our previous agreements with Roberts Properties and Roberts Construction for development and construction services for residential communities. The covenant expires on October 29, 2014.

              Purchase of Property Adjacent to Peachtree Parkway Land.    On December 17, 2009, we purchased a 1.004-acre parcel of land on Peachtree Corners Circle for a cash purchase price of $199,500, or $198,705 per acre. We also purchased an adjacent 0.154-acre strip along Peachtree Corners Circle for a cash purchase price of $67,500. We paid a total of $267,000 for these parcels, which we refer to together as the "purchased property." Two independent appraisals were performed on the purchased property for our board of directors, and the average of the two appraised values was $445,000. The purchase price of each parcel was equal to 60% of the average appraised value for that parcel. The purchased property is located adjacent to our Peachtree Parkway property. We approached Peachtree Corners Circle, LLC regarding the property because it would improve the access for our Peachtree Parkway land parcel. Mr. Roberts owned a controlling interest in Peachtree Corners Circle, LLC. Mr. Roberts agreed to sell the property to us for 60% of the average of the two appraised values.

              Under the previous site plan for the multifamily community that we plan to develop on the Peachtree Parkway land parcel, the community had only one existing entrance, at Peachtree Parkway (Highway 141) across from the upscale Forum shopping center. The purchased property enables the community to have a second entrance on Peachtree Corners Circle, which provides convenient access to two major thoroughfares, Medlock Bridge Road and Peachtree Parkway. This second entrance also satisfies the fire marshal's preference to have two entry points for a community of this size or for a future mixed-use or high-density commercial development.

              In addition, the purchased property will enable us to relocate a 140-foot cell phone tower. On the previous site plan, the cell tower was located next to the community's pool and playground amenities, with an easement that allows road access to the cell tower for maintenance. Moving the cell tower to the purchased property will limit its visibility and eliminate an easement running through the heart of the community. The cell tower could then be accessed from Peachtree Corners Circle for maintenance. Providing this second entrance enhances the site's potential for both a mixed-use and a high-density commercial development if we elect to sell, form a joint venture, or subdivide our Peachtree Parkway land parcel. The site will be more attractive to investors and national retailers who typically require multiple access points for large-scale developments.

              On January 26, 2010, we entered into a contract with an unrelated party to purchase a 0.442-acre parcel of land on Medlock Bridge Road adjacent to our Peachtree Parkway property. We closed the purchase on March 29, 2010. The cash purchase price was $125,000 or $282,805 per acre. The price per acre we paid to the unrelated party was 42.3% greater than the purchase price per acre that we paid to Peachtree Corners Circle, LLC for the 1.004-acre parcel we purchased in December 2009.

              Restrictive Covenant on North Springs Land Parcel.    We own a 9.8-acre parcel of land in Fulton County that we refer to as North Springs. The North Springs property is zoned for 120 condominium units, 236 multifamily units, 210,000 square feet of office space and 56,000 square feet of retail space. In acquiring the North Springs property, we assumed and became bound by a restrictive covenant recorded in the Fulton County records in favor of Roberts Properties and Roberts Construction. The covenant has the same terms and conditions as the restrictive covenant related to the Peachtree Parkway land described above, except that the covenant expires on January 3, 2015. (As described under "Development Fees" below, we have paid the development fees to Roberts Properties in full satisfaction of that part of the covenant.)

              Development Fees.    Roberts Properties provides various development services that include market studies; business plans; assistance with permitting, land use and zoning issues, easements, and utility issues; as well as exterior design, finish selection, interior design, and construction administration. We have entered into design and development agreements with Roberts Properties for the two projects listed in the following table:

	Total Contract Amount	Amounts Incurred in 2009	Amounts Incurred in 2010	Amounts Incurred from 1/1/2011 through 7/31/2011	Remaining Contractual Commitment
Bradley Park	$770,000	$308,000	$–	$–	$–
Highway 20	1,050,000	–	225,000	275,000	450,000

	$1,820,000	$308,000	$225,000	$275,000	$450,000

              Construction Contracts.    We have entered into cost plus 10% (5% for overhead and 5% for profit) contracts with Roberts Construction for the Bradley Park, Northridge, Peachtree Parkway, North Springs, and Highway 20 properties. Progress payments are paid monthly to Roberts Construction based on the work that has been completed. We currently do not have estimates of the costs to complete each of these projects due to the uncertainty of the timing of obtaining construction financing and the uncertainty regarding the unit size, features, amenities and other variables of the communities we may ultimately construct. The following table lists the amounts incurred on these contracts since January 1, 2009.

	Amounts Incurred for Labor and Materials Costs			Amounts Incurred for 5% Profit and 5% Overhead

	For Twelve Months Ended December 31,			For Twelve Months Ended December 31,
			From 1/1/2011 to 7/31/2011			From 1/1/2011 to 7/31/2011
	2010	2009		2010	2009
Bradley Park	$39,039	$298,840	$11,396	$3,904	$29,884	$1,140
Northridge	160,148	205,541	83,109	16,015	20,554	8,311
Peachtree Pkwy	2,981	4,993	24,734	298	499	2,473
North Springs	8,039	73,691	8,551	804	7,369	855
Highway 20	–	288	11,603	–	29	1,160

Totals	$210,207	$583,353	$139,393	$21,021	$58,335	$13,939

              Other Payments to Roberts Construction.    At our request, Roberts Construction performed repairs and tenant improvements for new leases at our retail centers and office building. From January 1, 2011 through July 31, 2011, we incurred $56,132 for labor and materials costs and $5,613 for the 10% (5% profit and 5% overhead) paid to Roberts Construction. In 2010, we incurred $161,939 for labor and materials costs and $16,194 for the 10% (5% profit and 5% overhead) paid to Roberts Construction. In 2009, we incurred $178,982 for labor and materials costs and $17,898 for the 10% (5% profit and 5% overhead) paid to Roberts Construction.

              Other Fees & Reimbursements to Roberts Properties.    We reimbursed Roberts Properties $7,585 for the period from January 1, 2011 through July 31, 2011, $7,987 in 2010, and $33,173 in 2009 for our operating costs and other expenses.

              We entered into a reimbursement arrangement for services provided by Roberts Properties, effective February 4, 2008, as amended January 1, 2011. The reimbursement arrangement allows us to obtain services from experienced and knowledgeable personnel without having to bear the cost of employing them on a full-time basis. Under the terms of the arrangement, we reimburse Roberts Properties the cost of providing property management, maintenance, repairs (including repairing storm damage, roof leaks, and tenant damages), accounting, consulting, and other services as needed in an amount equal to an agreed-upon hourly billing rate for each employee multiplied by the number of hours that the employee provided services to us. Under this arrangement, we incurred $121,534 for the period from January 1, 2011 through July 31, 2011, $203,601 in 2010 and $119,008 in 2009.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Independent Registered Public Accounting Firm

              Our Audit Committee has appointed Reznick Group, P.C. to audit our consolidated financial statements for the year ending December 31, 2011 and to prepare a report on this audit. A representative of Reznick is expected to be present at the annual meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so.

              We are asking our shareholders to ratify the appointment of Reznick as our independent registered public accounting firm. Although the ratification is not required by our bylaws or other governing documents, the board is submitting the selection of Reznick to our shareholders for ratification as a matter of good corporate practice. Even if the stockholders do ratify the appointment, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of us and our shareholders.

The board of directors recommends a vote FOR the ratification of the appointment of Reznick as our independent registered public accounting firm.

 Fees Paid to Our Independent Registered Public Accounting Firm

  Audit Fees

              For 2010

              The aggregate fees billed by Reznick for professional services rendered for the audit of our annual financial statements for 2010, and for the review of the financial statements included in our quarterly reports on Form 10-Q during 2010, were $150,000.

              For 2009

              The aggregate fees billed by Reznick for professional services rendered for the audit of our annual financial statements for 2009, and for the review of the financial statements included in our quarterly reports on Form 10-Q during 2009, were $135,750.

  Audit-Related Fees

              We did not engage Reznick to provide, and Reznick did not bill us for, professional services that were reasonably related to the performance of the audit of our 2010 or 2009 financial statements, but which are not reported in the previous paragraph.

  Tax Fees

              For 2010

              The aggregate fees billed by Reznick for professional services rendered related to tax compliance, tax advice and tax planning for 2010, were $18,000.

              For 2009

              The aggregate fees billed by Reznick for professional services rendered related to tax compliance, tax advice and tax planning for 2009, were $18,000.

  All Other Fees

              Reznick did not bill us for any services for the fiscal years ended December 31, 2010 and December 31, 2009 other than for the services described above.

Pre-Approval Policy

              Our Audit Committee pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.

              General.    The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor's independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services that exceed pre-approved cost levels require specific pre-approval by the Audit Committee.

              Audit Services.    The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee has granted general pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

              Audit-related Services.    Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor.

              Tax Services.    The Audit Committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor's independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

              All Other Services.    The Audit Committee has granted pre-approval to those permissible non-audit services classified as "all other services" that it believes are routine and recurring services, and would not impair the independence of the auditor.

              Pre-Approval Fee Levels.    To facilitate management's day-to-day conduct of our business, the Audit Committee deemed it advisable and in our best interests to permit certain routine, non-audit services without the necessity of pre-approval by the Audit Committee. Therefore, the Audit Committee expects to establish a pre-approval fee level per engagement. Any proposal for services exceeding this level will require specific pre-approval by the Audit Committee. Although management may engage non-audit services from our independent auditor within this limit, management cannot enter into any engagement that would violate the SEC's rules and regulations related to auditor independence. These non-audit service engagements are to be reported to the Audit Committee as promptly as practicable.

EXHIBITS TO OUR 2010 ANNUAL REPORT ON FORM 10-K

              Included with these proxy materials is a copy of our 2010 Annual Report on Form 10-K, without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. Please direct your request to Charles R. Elliott, Secretary, 450 Northridge Parkway, Suite 302, Atlanta, Georgia 30350.

ROBERTS REALTY INVESTORS, INC.

450 Northridge Parkway

Suite 302

Atlanta, Georgia 30350

Telephone: (770) 394-6000

Creating Communities for Superior Lifestyles™

0 14475 ROBERTS REALTY INVESTORS, INC. 450 Northridge Parkway, Suite 302 Atlanta, Georgia 30350 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS, SEPTEMBER 29, 2011 The shareholder(s) who sign this proxy card on the reverse side appoint Charles R. Elliott and Charles S. Roberts, and each of them, proxies, with full power of substitution, for and in their name(s), to vote all shares of common stock of Roberts Realty Investors, Inc. that such person(s) hold of record at the annual meeting of shareholders to be held on Thursday, September 29, 2011 at 10:00 a.m., E.D.T., at the Crowne Plaza Ravinia located at 4355 Ashford Dunwoody Road, Atlanta, Georgia and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxy to vote as follows on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment of it, as provided in the Proxy Statement. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF ROBERTS REALTY INVESTORS, INC. September 29, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card, and a copy of the 2010 Annual Report to Shareholders are also available at http://robertsrealtyinvestors2011.investorroom.com. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Proposal to elect Wm. Jarell Jones as a director: O Wm. Jarell Jones 2. To ratify the appointment of Reznick Group, P.C. as the Company’s independent registered public accounting firm for 2011. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE STATED PROPOSALS. Please sign and date this proxy as your name appears below and return immediately in the enclosed envelope, whether or not you plan to attend the annual meeting. FOR THE NOMINEE WITHHOLD AUTHORITY FOR THE NOMINEE PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 10030000000000001000 2 092911 Please check box if you intend to attend the meeting in person. FOR AGAINST ABSTAIN NOMINEE